Encore Medical Enters Into Agreement With Blackstone Capital Partners
To Go Private For $6.55 Per Share

June 30, 2006 Austin, Texas, — Encore Medical Corporation (“Encore”) (Nasdaq: ENMC) today announced that it has entered into a definitive merger agreement with a company newly formed and controlled by Blackstone Capital Partners V L.P. (“Blackstone”) in a going private transaction. Under the terms of the agreement, Encore’s stockholders will receive $6.55 in cash for each share of Encore common stock they hold, a 36% premium to the Nasdaq closing price of $4.81 on June 30, 2006. The transaction will be financed through a combination of equity contributed by Blackstone and debt financing. The total value of the transaction is approximately $870 million. It is expected that members of Encore’s existing senior management team will retain their current positions after the transaction closes and will participate in the ownership of the ongoing entity.

Encore entered into the merger agreement based on the unanimous recommendation by a special committee comprised of independent directors of Encore’s board of directors and the unanimous consent of its full Board of Directors. Stockholders representing approximately 15% ownership of Encore’s common stock have entered into voting agreements in which they have agreed to vote or execute consents, as applicable, in favor of the approval of the merger agreement and the transactions contemplated by the merger agreement.

“This transaction offers outstanding value for our stockholders with a significant premium over where our stock has traded during the past year. It also provides Encore with a strong financial partner with knowledge of the healthcare industry to assist in our future growth,” said Kenneth W. Davidson, Chief Executive Officer and Chairman of the Board of Encore Medical Corporation.

Chinh E. Chu, Senior Managing Director of Blackstone stated, “We are attracted to Encore’s market leadership, solid industry fundamentals and exciting prospects. We look forward to working in partnership with the strong management of Encore to accelerate the growth of the company.”

The closing of the transaction is subject to certain terms and conditions customary for transactions of this type, including receipt of stockholder and regulatory approvals and the completion of a tender offer and consent solicitation for all of an Encore subsidiary’s outstanding 9.75% Senior Subordinated Notes. The parties currently anticipate consummating the transaction later this year. The equity financing necessary for the transaction has been fully committed by Blackstone and the debt financing necessary for the transaction has been fully committed by Bank of America and Credit Suisse, subject to customary closing conditions including completion of definitive documentation. Upon completion of the transaction, Encore will become a privately held company and its common stock will no longer be traded on the Nasdaq National Market.

Banc of America Securities LLC acted as financial advisor to Encore in connection with the transaction. First Albany Capital, Inc. served as financial advisor to the special committee of independent directors of Encore and provided an opinion to the special committee and the board of directors of Encore that the merger consideration is fair to Encore stockholders from a financial point of view. Credit Suisse served as financial advisor to Blackstone.

About Encore Medical Corporation

Encore Medical Corporation is a diversified orthopedic device company that develops, manufactures and distributes a comprehensive range of high quality orthopedic devices used by orthopedic surgeons, physicians, therapists, athletic trainers and other healthcare professionals to treat patients with musculoskeletal conditions resulting from degenerative diseases, deformities, traumatic events and sports-related injuries. Through its Orthopedic Rehabilitation Division, Encore is a leading distributor of electrical stimulation and other orthopedic products used for pain management, orthopedic rehabilitation, physical therapy, fitness and sport performance enhancement. Encore’s Surgical Implant Division offers a comprehensive suite of reconstructive joint products and spinal implants. For more information, visit www.encoremed.com.

About The Blackstone Group

The Blackstone Group, a global private investment and advisory firm, was founded in 1985. The firm has raised a total of approximately $59 billion for alternative asset investing since its formation of which roughly $27 billion has been for private equity investing. The healthcare sector is one of Blackstone’s core focuses, with current investments in pharmaceuticals, hospitals, nursing homes, healthcare services and health insurance. Blackstone’s other core businesses include Private Real Estate Investing, Corporate Debt Investing, Hedge Funds, Mutual Fund Management, Private Placement, Marketable Alternative Asset Management, and Investment Banking Advisory Services. Further information is available at http://www.blackstone.com.

Important Information

Encore will file with the Securities and Exchange Commission a current report on Form 8-K, which will include the merger agreement and related documents. The proxy statement that Encore plans to file with the Securities and Exchange Commission and mail to its stockholders will contain information about Encore, the proposed merger and related matters. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE MERGER. In addition to receiving the proxy statement from Encore by mail, stockholders will be able to obtain the proxy statement, as well as other filings containing information about Encore, without charge, from the Securities and Exchange Commission’s website (http://www.sec.gov) or, without charge, from Encore at www.encoremed.com. This announcement is neither a solicitation of proxy, an offer to purchase nor a solicitation of an offer to sell shares of Encore.

Forward-Looking Information

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as the completion of this transaction, conditions in the financing commitments that could impact the ability to obtain long-term financing, the possibility of the occurrence of an event that could constitute a Company Material Adverse Effect as defined in the merger agreement and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. There can be no assurance that any transaction between Encore and Blackstone will occur, or will occur on the timetable contemplated hereby. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

###

Contact:	Harry L. Zimmerman Executive Vice President – General Counsel (512) 832-9500 harry_zimmerman@encoremed.com

Chinh E. Chu Senior Managing Director The Blackstone Group (212) 583-5872